Exhibit 99.1

                 FiberCore in Arbitration with Japanese Supplier

CHARLTON, Mass., Dec. 6 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today reported that a major Japanese material supplier to Xtal FiberCore Brasil has recently commenced an arbitration proceeding in Japan against Xtal and the Company alleging breach of a multi-year supply agreement.

The proceeding is based on the reduced volume of raw materials taken by Xtal from the supplier during the third and fourth quarter of this year. The reduced volumes were a result of the market slowdown in Brazil and the breach of contract situation with a large South American customer previously disclosed and resolved. The Company believes it has substantial defenses to this claim and plans to aggressively defend its position in the arbitration.

In the meantime, discussions between the parties to resolve the matter are presently underway. The Company is optimistic that a resolution will be reached between the parties prior to any arbitration hearings, which are expected to commence in early 2002. The Company has addressed and resolved this issue with other suppliers to Xtal and expects to resolve this situation as well.

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.